Company Contacts:	Investor Relations:
Bob Marbut, Chairman & Co-CEO	Amy Glynn, CFA
Roni Chaimovski, Vice-Chairman & Co-CEO	Cameron Associates
Don Neville, CFO	Phone: (212) 554-5464
Argyle Security, Inc.	amy@cameronassoc.com
Phone: (212) 245-2700 (NY)
Phone: (210) 828-1700 (TX)
Phone: 001-972-545-212-911 (Tel Aviv)

Media Relations: Deanne Eagle Cameron Associates Phone: (212) 554-5463 deanne@cameronassoc.com

ARGYLE SECURITY, INC. CLOSES $25 MILLION IN SENIOR SECURED DEBT FINANCING FROM THE PRIVATEBANK AND TRUST COMPANY

SAN ANTONIO - October 6, 2008 - (PRNewswire) - Argyle Security, Inc. (OTC BB:ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, announced today that on October 3, 2008 its wholly owned subsidiary “Argyle Security USA” (d/b/a for ISI Security Group, Inc.) entered into a loan agreement with The PrivateBank and Trust Company, based in Chicago, Illinois (the “Bank”). This agreement provides that the Bank will make available to Argyle Security USA a secured revolving line of credit up to the amount of $10 million, a secured revolving line of credit up to the amount of $5 million to be used for the issuance of letters of credit, and a term loan of up to $10 million (collectively, the “Loans”).

The Loans have a three-year maturity and, upon closing, the proceeds were used to pay off existing indebtedness, with the remaining availability to be used for working capital and other general corporate purposes. The Loans will be secured by liens on and security interests in the personal property of Argyle USA and guaranteed by the subsidiaries of Argyle Security USA. Argyle is not a guarantor to the Loans.

Bob Marbut, Chairman and Co-CEO of Argyle, commented, “We are very pleased to be able to announce this financing with The PrivateBank. With these Loans, our borrowing capacity will be enhanced from our current facilities of $16.25 million to $25 million. This substantial increase will provide additional working capital to grow our corrections and commercial businesses in 2009 and beyond. We are also gratified to have been able to extend the maturity of our senior debt facilities from January 2010 to October 2011.

Additional Management Comments

Roni Chaimovski, Vice-Chairman and Co-CEO of Argyle Security, added, “Our success in obtaining this significant debt financing during a time period of unprecedented challenges and uncertainty in the world capital markets clearly demonstrates a strong vote of confidence placed in Argyle by The PrivateBank. We are gratified by their steadfast commitment and we look forward to having The PrivateBank as a long-term financial partner.”

Sam Youngblood, President of Argyle Security USA, further commented, “Naturally we are very pleased with this facility, especially given the current state of the credit markets. We have developed a strong working relationship with our bankers at The PrivateBank, and they have proven their commitment by developing a thorough understanding of the unique drivers our business model. The substantial increase in our borrowing capacity is anticipated to provide working capital and also enable us to increase bonding capacity to facilitate growth in our corrections business units.”

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle’s goal is to become a leading global provider of services and solutions in the physical electronic security industry through an integrated buildup strategy. In July 2007, Argyle acquired ISI Security Group, Inc. In February 2008, Argyle created Argyle Security USA, which encompasses ISI Security Group's operations in both the corrections and commercial sectors, also including the assets and operations acquired as a result of the PDI, Com-Tec and FireQuest acquisitions during 2008. Argyle's channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets. Argyle Security, Inc. currently has two reporting segments: Argyle Corrections Group and Argyle Commercial Security Group.

Argyle Corrections Group is the controlling entity for business units consisting of ISI, PDI, Com-Tec and MCS and is one of the nation's largest providers of detention equipment products and service solutions, as well as turnkey, electronic security systems. These systems include unique engineering competencies and proprietary software products. Currently, MCS-Commercial Fire & Security is the only business unit comprising Argyle Commercial Security Group. Argyle Commercial Security Group focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market.

Please visit http://www.argylesecurity.com or http://www.argylesecurityusa.com for additional information on Argyle and Argyle Security USA.

About The PrivateBank

The PrivateBank delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. The PrivateBank is a subsidiary of PrivateBancorp, Inc., a growing diversified financial services company with 22 offices in nine states and more than $7.5 billion in assets as of June 30, 2008.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged," “foresees,” “forecasts,” “estimates”  and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Similarly, statements herein that describe the Argyle’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release are made only as of the date of this press release and Argyle undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.